PRESS RELEASE

Contacts:

Home Diagnostics Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico (investors) (646) 536-7030 nlaudico@theruthgroup.com

Home Diagnostics Announces New $5 Million Share Repurchase Program

FORT LAUDERDALE, Fla. – January 5, 2009 – Home Diagnostics, Inc. (Nasdaq: HDIX), leading manufacturer and marketer of diabetes testing supplies, today announced that its Board of Directors authorized the company to repurchase up to $5 million of its common stock to be funded with available cash. This program follows two stock repurchase programs of $5 million each that were completed in 2007 and 2008.

All purchases will be made in the open market or in privately negotiated transactions, subject to market conditions and other corporate considerations and in accordance with applicable insider trading and other securities laws and regulations.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEtrack®, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens as well as national distributors such as AmerisourceBergen, Cardinal Health and McKesson. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008. For more information please visit www.homediagnostics.com.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, Sidekick, TRUEread and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.